EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 31, 2014 (except Notes 1, 2, 6, 7, 13, 15, 16, 17 and 18, as to which the date is August 13, 2014) in the Registration Statement (Form S-1) and the related Prospectus of Entertainment Gaming Asia Inc. for the registration of 27,777,673 non-transferable subscription rights and 27,777,673 shares of its common stock issuable upon exercise of the non-transferable subscription rights.

/s/ Ernst & Young

Hong Kong, SAR
August 13, 2014